Putnam Money Market Fund, September 30, 2007, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended September 30, 2007, Putnam Management
has assumed $1,969 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A			147,009
		Class B		  	  6,156
		Class C		    	    721

72DD2		Class M		  	  1,923
		Class R		       	  5,406
		Class T		            643

73A1		Class A		       	   0.0489
		Class B		       	   0.0439
		Class C		       	   0.0439

73A2		Class M		       	   0.0474
		Class R		           0.0439
		Class T		           0.0464

74U1		Class A           	3,396,048
		Class B	          	  117,510
		Class C	           	   19,462

74U2		Class M	           	   42,654
		Class R		       	    3,979
		Class T		      	   14,745

74V1		Class A			 1.0000
		Class B			 1.0000
		Class C			 1.0000

74V2		Class M			 1.0000
		Class R		      	 1.0000
		Class T			 1.0000



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.